Exhibit 99.2
AMETEK Announces New Term Loan
- Delayed Draw Term Loan of up to $800 million –

BERWYN, PA, April 29, 2021 – AMETEK, Inc. (NYSE: AME) announced that it has entered into a new five-year, delayed draw, bank term loan for up to $800 million with existing lenders under our revolving credit facility. The term loan drawn pricing is the same as borrowings under the revolving credit facility and can be repaid at any time without penalty. Proceeds from the term loan will be used to repay borrowings under the revolving credit facility and to provide capital to support our acquisition growth strategy.

JPMorgan Chase Bank, N.A., acted as lead arranger while Bank of America N.A., Wells Fargo Bank, PNC Bank and Truist Bank acted as joint lead arrangers for the term loan, leading a syndicate that includes 5 additional banks.
Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales in 2020 of more than $4.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247